Exhibit 3.2

RESTATED BYLAWS OF
FASTENAL
COMPANY
ARTICLE I REGISTERED OFFICE
The corporation shall maintain a registered office in Minnesota. The corporation may have other offices in such places within or outside of Minnesota as the Board of Directors may from time to time designate.
ARTICLE II
SHAREHOLDERS' MEETINGS
Section 1. Place. Meetings of the shareholders shall be held at the principal executive office of the corporation, or at such other place within or outside of Minnesota as may from time to time be designated by the Board of Directors or the Chief Executive Officer of the corporation; provided, however, that any meeting called by or at the demand of a shareholder or shareholders shall be held in the county where the principal executive office of the corporation is located. The Board of Directors may determine that shareholders not physically present in person or by proxy at a shareholder meeting may, by means of remote communication, participate in a shareholder meeting held at a designated place. The Board of Directors also may determine that a meeting of the shareholders shall not be held at a physical place, but instead solely by means of remote communication. Participation by remote communication constitutes presence at the meeting.
Section 2. Regular Meetings. A regular meeting of the shareholders shall be held annually, as soon as convenient after the close of the preceding fiscal year of the corporation, at a time to be fixed by the Board of Directors, for the election of directors and the transaction of other appropriate business.
Section 3. Special Meetings. Special meetings of the shareholders may be called at any time and for any purpose or purposes by a shareholder or shareholders holding ten percent or more of the voting power of all shares entitled to vote (except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the Board of Directors for that purpose, must be called by twenty-five percent or more of the voting power of all shares entitled to vote) or by the Chair of the Board, the Chief Executive Officer, the Chief Financial Officer or two or more directors. The business transacted at a special meeting shall be limited to the purposes stated in the notice of the meeting.
Section 4. Notice. Unless otherwise required by law, written notice of each meeting of shareholders, stating the date, time and place of the meeting and, in the case of a special meeting, the purpose or purposes for which it is called, shall be given to every holder of shares entitled to vote at such meeting at least 10 days and not more than 60 days before the date of the meeting, except as otherwise permitted by law. Notice may be given to a shareholder by means of electronic communication if the requirements of Minnesota Statutes Section 302A.436, Subdivision 5, as amended from time to time, are met. Notice to a shareholder is also effectively given if the notice is addressed to the shareholder or a group of shareholders in a manner permitted by the rules and regulations under the Securities Exchange Act of 1934 (the "Exchange Act"), so long as the corporation has first received the written or implied consent required by those rules and regulations.
Section 5. Waiver; Objections. A shareholder may waive notice of the date, time, place, or purpose of a meeting of shareholders. A waiver of notice by a shareholder entitled to notice is effective whether given before, at, or after the meeting, and whether given in writing, orally, by authenticated electronic communication, or by attendance. Attendance by a shareholder at a meeting, including attendance by means of remote communication, is a waiver of notice of that meeting, except where the shareholder objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened, or objects before a vote on an item of business because the item may not lawfully be considered at that meeting and does not participate in the consideration of the item at that meeting.
Section 6. Quorum; Adjourned Meetings. The holders of a majority of the voting power of the shares entitled to vote at a meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business, except as may be otherwise specifically provided by law, by the Articles of Incorporation, or by these Bylaws. If a quorum is present when a duly called or held meeting is convened, the shareholders present may continue to transact business until adjournment, even though the withdrawal of a number of shareholders originally present leaves less than a quorum. The Chair of any meeting of shareholders may adjourn the meeting, for any reason and whether or not a quorum is present, to a time and place announced at the time of adjournment, and no further notice of the adjourned meeting shall be required.

Exhibit 3.2 (Continued)
Section 7. Voting and Proxies. At all meetings of shareholders, every owner of shares entitled to vote may vote in person or by proxy and shall have one vote for each share held. In electing directors, the voting shall be by ballot. A shareholder may cast or authorize the casting of a vote (a) by filing a written appointment of a proxy, signed by the shareholder, with an officer of the corporation at or before the meeting at which the appointment is to be effective, or (b) by telephonic transmission or authenticated electronic communication, whether or not accompanied by written instructions of the shareholder, of an appointment of a proxy with the corporation or the corporation's duly authorized agent at or before the meeting at which the appointment is to be effective. The telephonic transmission or authenticated electronic communication must set forth or be submitted with information from which it can be determined that the appointment was authorized by the shareholder. Any copy, facsimile telecommunication, or other reproduction of the original of either the writing or transmission may be used in lieu of the original, provided that it is a complete and legible reproduction of the entire original. Any shareholder directly or indirectly soliciting proxies from other shareholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.
Section 8. Chair of Meeting; Conduct of Meetings. The Chair of the Board shall preside at all meetings of shareholders. In his or her absence, the Board of Directors may appoint any other officer or director to act as Chair at the meeting. The Board of Directors shall be entitled to make such rules and regulations for the conduct of meetings of shareholders as it shall deem necessary, appropriate, or convenient. Subject to such rules and regulations of the Board of Directors, if any, the Chair of the meeting shall have the right and authority to prescribe such rules, regulations, and procedures and to do all such acts as, in the judgment of such Chair are necessary, appropriate, or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in the meeting to shareholders of record of the corporation, their duly authorized and constituted proxies and such other persons as the Chair shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants, regulation of the opening and closing of the polls, and restricting the use of cell phones, audio, or video recording devices and similar devices at the meeting. Unless and to the extent determined by the Board of Directors or the Chair, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure.
Section 9. Advance-Notice Requirements.
Subdivision 1. Nomination of Directors. Only persons who are nominated in accordance with this Section 9 shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the corporation may be made at a meeting of shareholders (i) by or at the direction of the Board of Directors, (ii) by any shareholder of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures of this Section 9 or (iii) by any Eligible Shareholder (as defined in Section 10 below) who complies with the requirements of Section 10 below.
Subdivision 2. Business Conducted at Meetings. The business conducted at any special meeting of shareholders of the corporation shall be limited to the purposes stated in the notice of the special meeting pursuant to Section 3 of this Article II. At any regular meeting of shareholders of the corporation, the proposal of business (other than the nomination and election of directors, which shall be subject to Subdivision 1 of this Section 9) to be considered by the shareholders may be made (i) pursuant to the corporation's notice of the meeting, (ii) by or at the direction of the Board of Directors, (iii) by any shareholder of the corporation entitled to vote at the meeting who complies with the notice procedures of this Section 9, or (iv) by a shareholder or group of shareholders pursuant to Rule 14a-8 promulgated under the Exchange Act.
Subdivision 3. Timing and Content of Notice. (a) Timing of Notice. Timely written notice of a nomination or proposal pursuant to this Section 9 must be given to the General Counsel of the corporation. To be timely, a shareholder's written notice of nominations or of proposals, in each case to be made at a regular meeting of shareholders (other than business proposed pursuant to Rule 14a-8 under the Exchange Act), must be delivered in writing to the General Counsel of the corporation, or mailed and received at the principal executive office of the corporation, not less than 90 days before the first anniversary of the date of the preceding year's regular meeting of shareholders. If, however, the date of the regular meeting of shareholders is more than 30 days before or 60 days after such anniversary date, notice by a shareholder shall be timely only if so delivered or so mailed and received not less than 90 days before such regular meeting or, if later, within 10 days after the first public announcement of the date of such regular meeting. If a special meeting of shareholders is called for the purpose of electing one or more directors, a shareholder’s written notice of nominations to be made at the special meeting of shareholders must be delivered in writing to the General Counsel of the corporation, or mailed and received at the principal executive office of the corporation, not less than 90 days before the meeting (or, if later, within 10 days after the first public announcement of

Exhibit 3.2 (Continued)
the date of the meeting). Except to the extent otherwise required by law, the adjournment of a meeting of shareholders shall not commence a new time period for the giving of a shareholder's notice as described above.
(b)    Content of Notice. A shareholder's notice to the corporation of nominations or of a proposal for a meeting of shareholders shall set forth:
(x)    as to each person whom the shareholder proposes to nominate for election or re-election as a director: (i) such person's name, (ii) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or that is otherwise required, pursuant to Regulation 14A under the Exchange Act, and (iii) such person's written consent to being named in any proxy materials as a nominee and to serving as a director if elected;
(y)    as to each matter the shareholder proposes to bring before the meeting (other than the nomination of a director): (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and (ii) any material interest in such business of the shareholder or any beneficial owner on whose behalf the proposal is made; and
(z)    as to the shareholder giving the notice: (i) the name and address of such shareholder and of any beneficial owner on whose behalf the nomination or proposal is made, (ii) the class or series (if any) and number of shares of the corporation that are beneficially owned by such shareholder or any such beneficial owner, (iii) a description of any agreement, arrangement, or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such shareholder or any such beneficial owner, the effect or intent of which is to mitigate loss to, manage risk, or benefit of share price changes for, or increase or decrease the voting power of such shareholder or any such beneficial owner with respect to shares of stock of the corporation, (iv) a representation that the shareholder is a holder of record of shares of the corporation entitled to vote for the election of directors (in the case of a nomination) or entitled to vote at the meeting (in the case of a shareholder proposal), will continue to be a holder of record of shares entitled to vote for the election of directors or at the meeting, as the case may be, through the date of the meeting, and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or to make the proposal, and (v) a representation whether the shareholder or any such beneficial owner intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the corporation's outstanding shares required to adopt the proposal (other than the nomination of a director) or otherwise to solicit proxies from shareholders in support of the proposal. A shareholder who intends to solicit proxies in support of director nominees other than the corporation's director nominees and who has delivered a notice of nomination pursuant to this Section 9 shall promptly certify to the corporation, and notify the corporation in writing, that it has complied with or will comply with the requirements of Rule 14a-19 under the Exchange Act, and upon request of the corporation, shall, not later than five business days prior to the date of the applicable meeting of shareholders, deliver to the corporation reasonable evidence of such compliance.
At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the General Counsel of the corporation all completed and signed questionnaires required of the corporation's directors and any other information required to be set forth in a shareholder's notice of nomination that pertains to a nominee.
(c)    Consequences of Failure to Give Timely Notice. Notwithstanding anything in these Bylaws to the contrary, no person shall be eligible for election as a director of the corporation and no business shall be conducted at any regular meeting except in accordance with this Section 9 or Section 10 below. The Chair of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination or proposal was not made in accordance with this Section 9 or Section 10 below and, if the Chair should so determine, the Chair shall so declare to the meeting, and the defective nomination shall be disregarded or any such business not properly brought before the meeting shall not be transacted. The Chair of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed in this Section 9 and, if the Chair so determines, the defective nomination shall be disregarded. Unless otherwise required by law, if any shareholder (i) provides notice pursuant to Rule 14a-19 under the Exchange Act and (ii) subsequently (A) notifies the corporation that such shareholder no longer intends to solicit proxies in support of director nominees other than the corporation's

Exhibit 3.2 (Continued)
director nominees in accordance with Rule 14a-19, (B) fails to comply with the requirements of Rule 14a-19, or (C) fails to provide reasonable evidence sufficient to satisfy the corporation that such requirements have been met, then such shareholder's nominations shall be deemed null and void and the corporation shall disregard any proxies or votes solicited for any nominee proposed by such shareholder.
(d)    Inapplicable in Certain Circumstances. This Section 9 does not apply to any shareholder proposal made pursuant to Rule 14a-8 promulgated under the Exchange Act. The requirements, procedures, and notice deadlines of Rule 14a-8 shall govern any proposal made pursuant thereto.
Subdivision 4. Public Announcement. For purposes of this Section 9 and Section 10 below, "public announcement" means disclosure (i) when made in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service, (ii) when filed in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act, or (iii) when mailed as the notice of the meeting pursuant to Section 4 of this Article II.
Subdivision 5. Compliance with Applicable Laws. Notwithstanding the foregoing provisions of this Section 9, a shareholder shall also comply with all applicable requirements of Minnesota law and the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 9.
Section 10. Proxy Access for Director Nominations.
Subdivision 1. Inclusion of Nominee in Proxy Statement. Subject to the terms and conditions of these Bylaws, whenever the Board of Directors solicits proxies with respect to the election of directors at a regular meeting of shareholders, the corporation shall include in its proxy materials for such regular meeting, in addition to any persons nominated for election by the Board of Directors or a committee appointed by the Board of Directors or otherwise pursuant to Section 9 of Article II, the name, together with the Required Information (as defined below), of any nominee for election or reelection to the Board of Directors delivered pursuant to this Section 10 (a "Shareholder Nominee") who satisfies the eligibility requirements herein (subject to the maximum number established pursuant to Subdivision 11, and who is identified in a timely and proper notice pursuant to Subdivision 6 that both complies with this Subdivision 1 (the "Shareholder Notice") and is given by a shareholder on behalf of one or more shareholders or beneficial owners that:
(i)    expressly elect at the time of the delivery of the Shareholder Notice to have such Shareholder Nominee included in the corporation's proxy materials for such regular meeting pursuant to this Subdivision 1;
(ii)    own and have Owned (as defined below) continuously for at least three (3) years a number of shares that represents at least three percent (3%) of the outstanding shares of common stock entitled to vote in the election of directors (the "Required Shares") as of (i) the date on which the Shareholder Notice is delivered to the corporation at the principal executive offices and in accordance with this Subdivision 1, (ii) the record date for determining shareholders entitled to vote at the regular meeting, and (iii) the date of the regular meeting; and
(iii)    satisfy such additional requirements in these Bylaws (an "Eligible Shareholder").
Subdivision 2. Eligible Shareholder. For purposes of qualifying as an Eligible Shareholder and satisfying the Ownership requirements under Subdivision 1:
(a)    The outstanding shares of common stock Owned by one or more shareholders and beneficial owners that each shareholder and/or beneficial owner has Owned continuously for at least three (3) years as of (i) the date on which the Shareholder Notice is delivered to the corporation at the principal executive offices of the corporation in accordance with this Section 10, (ii) the record date for determining shareholders entitled to vote at the regular meeting, and (iii) the date of the regular meeting may be aggregated, provided that the number of shareholders and beneficial owners whose Ownership of shares is aggregated for such purpose shall not exceed twenty (20) and that any and all requirements and obligations for an Eligible Shareholder set forth in this Section 10 are satisfied by and as to each such shareholder and beneficial owner (except as noted with respect to aggregation or as otherwise provided in Subdivision 3);
(b)    For this purpose, two or more funds that are (i) under common management and investment control, (ii) under common management and funded primarily by the same employer, or (iii) a "group of

Exhibit 3.2 (Continued)
investment companies," as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended (each, a "Qualifying Fund"), shall be treated as one shareholder or beneficial owner; and
(c)    No shareholder or beneficial owner, alone or together with any of its affiliates, may be a member of more than one group constituting an Eligible Shareholder under this Subdivision 2. If a group of shareholders aggregates Ownership of shares in order to meet the requirements under this Subdivision 2, (i) all shares held by each shareholder constituting their contribution to the foregoing three percent (3%) threshold must have been held by that shareholder continuously for at least three (3) years and through the date of the regular meeting, and evidence of such continuous Ownership shall be provided as specified in Subdivision 5, (ii) each provision in this Section 10 that requires the Eligible Shareholder to provide any written statements, representations, undertakings, agreements or other instruments or to meet any other conditions shall be deemed to require each shareholder (including each individual fund) that is a member of such group to provide such statements, representations, undertakings, agreements or other instruments and to meet such other conditions (except that the members of such group may aggregate their shareholdings in order to meet the three percent (3%) Ownership requirement of the Required Shares definition), (iii) a breach of any obligation, agreement or representation under this Section 10 by any member of such group shall be deemed a breach by the Eligible Shareholder and (iv) such Ownership shall be determined by aggregating the lowest number of shares continuously Owned by each such shareholder during the required holding period and the Shareholder Notice must indicate, for each such shareholder, such lowest number of shares continuously owned by such shareholder during such period.
Subdivision 3. Ownership. For purposes of this Section 10:
(a)    A shareholder or beneficial owner shall be deemed to "Own" only those outstanding shares of common stock of the corporation as to which such person possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (A) sold by such person or any of its affiliates in any transaction that has not been settled or closed, including any short sale, (B) borrowed by such person or any of its affiliates for any purposes, (C) purchased by such person or any of its affiliates pursuant to an agreement to resell, or (D) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of common stock of the corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, such person's or its affiliates' full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such person or its affiliate.
(b)    A shareholder or beneficial owner shall "Own" shares held in the name of a nominee or other intermediary so long as the person retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A person's Ownership of shares shall be deemed to continue during any period in which (i) the person has loaned such shares, provided that the person has the power to recall such loaned shares on no more than three (3) business days' notice and such shares are recalled prior to the final date of the Shareholder Notice pursuant to Subdivision 6 or (ii) the person has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the person. Provided the Eligible Shareholder's Shareholder Nominee will be included in the corporation's proxy materials subject to the terms herein; such recalled shares shall remain recalled (and otherwise 'owned' as defined herein) through the regular meeting.
(c)    The terms "Owned," "Owning" and other variations of the word "Own" shall have correlative meanings. Whether outstanding shares of common stock of the corporation are "Owned" for purposes of this Subdivision 3 shall be determined by the Board of Directors or any committee thereof, which determination shall be conclusive and binding on the corporation and its shareholders. For purposes of this Subdivision 3, the term "affiliate" or "affiliates" shall have the meaning ascribed thereto under the rules and regulations of the Securities and Exchange Commission ("SEC") promulgated under the Exchange Act.
Subdivision 4. Required Information. For purposes of this Section 10, the "Required Information" that the corporation will include in its proxy statement is:

Exhibit 3.2 (Continued)
(a)    The information concerning each Shareholder Nominee and the applicable Eligible Shareholder that is required to be disclosed in the corporation's proxy statement by the applicable requirements of the Exchange Act and the rules and regulations thereunder; and
(b)    If the Eligible Shareholder so elects, a written statement of the Eligible Shareholder, not to exceed 500 words, in support of each Shareholder Nominee, which must be provided at the same time as the Shareholder Notice for inclusion in the corporation's proxy statement for the regular meeting (the "Statement"); provided that only one Statement may be submitted by any Eligible Shareholder, including any group of shareholders together constituting an Eligible Shareholder.
Notwithstanding anything to the contrary contained in this Section 10, the corporation may omit from its proxy materials any information or Statement that it, in good faith, believes would violate any applicable law, rule, regulation or listing standard. Nothing in this Section 10 shall limit the corporation's ability to solicit against and include in its proxy materials its own statements relating to any Eligible Shareholder or Shareholder Nominee.
Subdivision 5. Information to be Provided by Eligible Shareholder. The Shareholder Notice shall set forth all information and representations required under Subdivision 3(b) of Section 9 of this Article II above (and for such purposes, references to the "beneficial owner" on whose behalf the nomination is made shall be deemed to refer to the "Eligible Shareholder"), and in addition shall include:
(a)    a copy of the Schedule 14N that has been or concurrently is filed with the SEC under Rule 14a-18 of the Exchange Act (as such rule may be amended);
(b)    the details of any relationship that existed within the past three (3) years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of Schedule 14N;
(c)    the written agreement of the Eligible Shareholder (in the case of a group, each shareholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Shareholder) addressed to the corporation, setting forth the following additional agreements, representations, and warranties:
(1)    setting forth and certifying to the number of shares of common stock it Owns and has Owned continuously for at least three years as of the date of the Shareholder Notice and agreeing to continue to Own such shares through the regular meeting of shareholders and during the initial term that the Shareholder Nominee may serve on the Board, which statement shall also be included in the Schedule 14N filed by the Eligible Shareholder with the SEC;
(2)    the Eligible Shareholder's agreement to provide written statements from the record holder and intermediaries as required under this Subdivision 5 verifying the Eligible Shareholder's continuous Ownership of the Required Shares, in each case through and as of the business day immediately preceding the date of the regular meeting;
(3)    the Eligible Shareholder's representation and warranty (i) that the Eligible Shareholder (v) acquired the Required Shares in the ordinary course of business and not with the intent or effect of changing or influencing control at the corporation, and does not presently have any such intent, (w) has not nominated and will not nominate for election to the Board at the regular meeting any person other than the Shareholder Nominee(s) being nominated pursuant to this Section 10, (x) has not engaged and will not engage in, and has not been and will not be a participant (as defined in Item 4 of Exchange Act Schedule 14A) in, a solicitation within the meaning of Rule 14a-1(l) of the Exchange Act, in support of the election of any individual as a director at the regular meeting other than its Shareholder Nominee or a nominee of the Board, (y) has not distributed and will not distribute to any shareholder any form of proxy for the regular meeting other than the form distributed by the corporation, and (z) will Own the Required Shares through the date of the regular meeting of shareholders, (ii) that the facts, statements and other information in all communications by the Eligible Shareholder with the corporation and its shareholders are and will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and (iii) as to whether or not the Eligible Shareholder intends to maintain qualifying

Exhibit 3.2 (Continued)
Ownership of the Required Shares for at least one term of the Shareholder Nominee following their election to the Board; and
(4)    the Eligible Shareholder's agreement to (i) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Shareholder's communications with the shareholders of the corporation or out of the information that the Eligible Shareholder provided to the corporation, (ii) indemnify and hold harmless the corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Shareholder pursuant to this Section 10, (iii) comply with all laws, rules, regulations and listing standards applicable to any solicitation in connection with the regular meeting, (iv) file all materials described below in Subdivision 7(c) with the SEC, regardless of whether any such filing is required under Exchange Act Regulation 14A, or whether any exemption from filing is available for such materials under Exchange Act Regulation 14A, and (v) provide to the corporation prior to the regular meeting such additional information as necessary or reasonably requested by the corporation; and
(d)    In the case of a nomination by a group of shareholders or beneficial owners that together is an Eligible Shareholder, the designation by all group members of one group member that is authorized to act on behalf of all such members with respect to the nomination and matters related thereto, including withdrawal of the nomination.
Subdivision 6. Delivery of Shareholder Notice. To be timely under this Section 10, the Shareholder Notice must be delivered to, or mailed received by, the General Counsel of the corporation, not less than 120 days and not more than 150 days prior to the first anniversary of the date that the corporation distributed its proxy materials to shareholders for the previous year's regular meeting of shareholders. If, however, the date of the regular meeting of shareholders is more than 30 days before or 60 days after the anniversary date of the prior year's regular meeting of shareholders, the Shareholder Notice will be timely if so delivered or mailed and received within ten (10) days after the first public announcement of the date of the regular meeting.
Subdivision 7. Undertaking by Eligible Shareholder. An Eligible Shareholder must:
(a)    within five business days after the date of the Shareholder Notice, provide to the corporation one or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite three-year holding period, specifying the number of shares that the Eligible Shareholder Owns, and has Owned continuously, in compliance with this Section 10;
(b)    include in the Schedule 14N filed with the SEC a statement certifying that it Owns and has Owned the Required Shares in compliance with this Section 10;
(c)    file with the SEC any solicitation or other communication by or on behalf of the Eligible Shareholder relating to the corporation's regular meeting of shareholders, one or more of the corporation's directors or director nominees or any Shareholder Nominee, regardless of whether any such filing is required under Exchange Act Regulation 14A or whether any exemption from filing is available for such solicitation or other communication under Exchange Act Regulation 14A; and
(d)    as to any group of funds whose shares are aggregated for purposes of constituting an Eligible Shareholder, within five business days after the date of the Shareholder Notice, provide documentation reasonably satisfactory to the corporation that demonstrates that the funds satisfy Subdivision 3. The information provided pursuant to this Subdivision 7 shall be deemed part of the Shareholder Notice for purposes of this Section 10.
Subdivision 8. Representations and Agreement of the Shareholder Nominee. Within the time period prescribed in Subdivision 6 for delivery of the Shareholder Notice, the Eligible Shareholder must also deliver to the corporation a written representation and agreement (which shall be deemed part of the Shareholder Notice for purposes of this Section 10) signed by each Shareholder Nominee and representing and agreeing that such Shareholder Nominee:

Exhibit 3.2 (Continued)
(a)    is not and will not become a party to (i) any voting commitment that has not been disclosed to the corporation, or (ii) any voting commitment that could limit or interfere with such person's ability to comply, if elected as a director of the corporation, with such person's fiduciary duties under applicable law;
(b)    is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a Shareholder Nominee or director that has not been disclosed to the corporation; and
(c)    if elected as a director, will comply with all of the corporation's corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines, and any other corporation policies and guidelines applicable to directors, as well as any applicable law, rule or regulation or listing requirement.
At the request of the corporation, the Shareholder Nominee must promptly, but in any event within five business days after such request, submit all completed and signed questionnaires required of the corporation's directors and provide to the corporation such other information as it may reasonably request. The corporation may request such additional information (x) as necessary to permit the Board of Directors or any committee thereof to determine if such Shareholder Nominee is independent under the listing standards of any U.S. exchange upon which the corporation's common stock is listed, any rules of the Securities and Exchange Commission applicable to directors serving on the Board of Directors or any committee thereof and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the corporation's directors (the "Applicable Independence Standards") and otherwise to determine the eligibility of each Shareholder Nominee to serve as a director of the corporation, or (y) that could be material to a reasonable shareholder's understanding of the independence, or lack thereof, of each Shareholder Nominee.
Subdivision 9. True, Correct and Complete Information. In the event that any information or communications provided by the Eligible Shareholder or any Shareholder Nominees to the corporation or its shareholders is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), each Eligible Shareholder or Shareholder Nominee, as the case may be, shall promptly notify the corporation and provide the information that is required to make such information or communication true, correct, complete and not misleading; it being understood that providing any such notification shall not be deemed to cure any such defect or limit the corporation's right to omit a Shareholder Nominee from its proxy materials pursuant to this Section 10. In addition, any person providing any information to the corporation pursuant to this Section 10 shall further update and supplement such information, if necessary, so that all such information shall be true and correct as of the record date for the regular meeting and as of the date that is ten (10) business days prior to the regular meeting or any adjournment or postponement thereof, and such update and supplement (or a written certification that no such updates or supplements are necessary and that the information previously provided remains true and correct as of the applicable date) shall be delivered to the corporation at the principal executive offices of the corporation not later than five (5) business days after the later of the record date for the regular meeting and the date on which the record date is first publicly disclosed by the corporation (in the case of any update and supplement required to be made as of the record date), and not later than seven (7) business days prior to the date of the regular meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of ten (10) business days prior to the meeting).
Subdivision 10. Disqualifications. Notwithstanding anything to the contrary set forth herein, if (i) an Eligible Shareholder who has nominated a Shareholder Nominee has engaged in or is currently engaged in, or has been or is a "participant" in another person's, "solicitation" within the meaning of Rule 14a-1(l) of the Exchange Act in support of the election of any individual as a director at the meeting other than its Shareholder Nominee(s) or a nominee of the Board of Directors, (ii) a Stockholder Nominee is determined not to satisfy the eligibility requirements of this Section 10 or any other provision of the corporation's bylaws, articles of incorporation, corporate governance guidelines or other applicable regulation at any time before the regular meeting, (iii) the election of a Shareholder Nominee to the Board would cause the corporation to be in violation of the articles of incorporation, these Bylaws, or any applicable state or federal law, rule, regulation or listing standard, (iv) a Shareholder Nominee (A) is not independent under the Applicable Independence Standards, (B) is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, (C) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding within the past ten years, (D) is subject to any order of the type specified in Rule 506(d) of

Exhibit 3.2 (Continued)
Regulation D promulgated under the Securities Act of 1933, as amended, or (E) dies, becomes disabled or otherwise becomes ineligible for inclusion in the corporation's proxy materials pursuant to this Section 10 or unavailable for election at the regular meeting, (v) a Shareholder Nominee and/or the applicable Eligible Shareholder shall have breached any of its obligations, agreements or representations, or fails to comply with its or their obligations pursuant to this Section 10, including by providing information to the corporation in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which it was made, not misleading, (vi) the applicable Eligible Shareholder otherwise ceases to be an Eligible Shareholder for any reason, including but not limited to not Owning the Required Shares through the date of the applicable regular meeting of shareholders, in each case as determined by the Board of Directors, any committee thereof or the person presiding at the regular meeting, then (x) the corporation may omit or, to the extent feasible, remove the information concerning such Shareholder Nominee and the related Statement from its proxy materials and/or otherwise communicate to its shareholders that such Shareholder Nominee will not be eligible for election at the regular meeting, (y) the corporation shall not be required to include in its proxy materials any successor or replacement nominee proposed by the applicable Eligible Shareholder or any other Eligible Shareholder and (z) the Board of Directors or the person presiding at the regular meeting shall declare such nomination to be invalid and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the corporation. In addition, if the Eligible Shareholder (or a representative thereof) does not appear at the regular meeting to present any nomination pursuant to this Section 10, such nomination shall be declared invalid and disregarded as provided in clause (z) above.
Subdivision 11. Maximum Number of Shareholder Nominees. The maximum number of Shareholder Nominees that may be included in the corporation's proxy materials pursuant to this Section 10 shall not exceed the greater of (i) two or (ii) twenty percent (20%) of the number of directors in office as of the last day on which a Shareholder Notice may be delivered with respect to the regular meeting, or if such amount is not a whole number, the closest whole number below twenty percent (20%): provided, however, that this number shall be reduced by:
(a)    any Shareholder Nominee whose name was submitted for inclusion in the corporation's proxy materials pursuant to this Section 10, but either is subsequently withdrawn or that the Board of Directors decides to nominate as a Board nominee;
(b)    the number of incumbent directors who were Shareholder Nominees at any of the preceding two regular meetings (including any individual covered under clause (a) above) and whose election at the upcoming regular meeting is being recommended by the Board of Directors; and
(c)    the number of directors in office or director candidates that in either case will be included in the corporation's proxy materials with respect to such regular meeting as an unopposed (by the corporation) nominee pursuant to any agreement, arrangement or other understanding with any shareholder or group of shareholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of common stock, by such shareholder or group of shareholders, from the corporation), other than any such director referred to in this clause (c) who at the time of such regular meeting will have served as a director continuously, as a nominee of the Board of Directors, for at least two annual terms, but only to the extent the maximum number of Shareholder Nominees after such reduction with respect to this clause (c) equals or exceeds one (1).
If the Board resolves to reduce the size of the Board effective on or prior to the date of the regular meeting, then the maximum number shall be calculated based on the number of directors in office as so reduced. In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 10 exceeds this maximum number, the corporation shall determine which Shareholder Nominees shall be included in the corporation's proxy materials in accordance with the following provisions: each Eligible Shareholder (or in the case of a group, each group constituting an Eligible Shareholder) will select one Shareholder Nominee for inclusion in the corporation's proxy materials until the maximum number is reached, going in order of the amount (largest to smallest) of shares of the corporation each Eligible Shareholder disclosed as Owned in its respective Shareholder Notice submitted to the corporation. If the maximum number is not reached after each Eligible Shareholder (or in the case of a group, each group constituting an Eligible Shareholder) has selected one Shareholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the maximum number is reached. If any such Shareholder Nominee is thereafter (i) nominated by the Board, (ii) not included in the corporation's proxy materials for any reason (including, without limitation, any determination that such Eligible Shareholder or Shareholder Nominee does not satisfy the requirements in this Section 10) or (iii) not submitted for director election for any reason (including, without limitation, the Eligible Shareholder's or Shareholder Nominee's failure to comply with this Section

Exhibit 3.2 (Continued)
10), no other nominee or nominees shall be included in the corporation's proxy materials or otherwise submitted for director election in substitution thereof.
Subdivision 12. Disqualified Shareholder Nominee. Any Shareholder Nominee who is included in the corporation's proxy materials for a particular regular meeting of shareholders but withdraws from or becomes ineligible or unavailable for election at the regular meeting for any reason, including for the failure to comply with any provision of these Bylaws (provided that in no event shall any such withdrawal, ineligibility or unavailability commence a new time period (or extend any time period) for the giving of a Shareholder Notice) or did not receive, after being included in the proxy materials, at least twenty percent (20%) of the votes cast "for" the Shareholder Nominee's election in the prior year's election, will be ineligible to be a Shareholder Nominee pursuant to this Section 10 for the next two regular meetings.
Subdivision 13. Authority of The Board. The Board (and any other person or body authorized by the Board) shall have the power and authority to interpret this Section 10 and to make any and all determinations necessary or advisable to apply this Section 10 to any persons, facts or circumstances, including the power to determine (i) whether one or more shareholders or beneficial owners qualifies as an Eligible Shareholder, (ii) whether a Shareholder Notice complies with this Section 10 and has otherwise met the requirements of this Section 10, (iii) whether a Shareholder Nominee satisfies the qualifications and requirements in this Section 10, and (iv) whether any and all requirements of this Section 10 (or any applicable requirements of these Bylaws) have been satisfied. Any such interpretation or determination adopted in good faith by the Board (or any other person or body authorized by the Board) shall be binding on all persons, including the corporation and its shareholders (including any beneficial owners). This Section 10 shall be the exclusive method for shareholders to include nominees for director election in the corporation's proxy materials (including, without limitation, any proxy card or written ballot), other than with respect to Rule 14a-19 to the extent applicable with respect to form of proxies.
ARTICLE III
BOARD OF DIRECTORS
Section 1. Management. The business and affairs of the corporation shall be managed by or under the direction of its Board of Directors, except as management rights are reserved or granted to shareholders by law.
Section 2. Number and Qualifications. The Board shall consist of not less than five nor more than twelve persons. The number of directors to be elected shall be fixed from time to time by the Board of Directors and shall be stated in the notice of the meeting at which directors are to be elected.
Section 3. Terms. Directors shall serve for an indefinite term that expires at the next regular meeting of shareholders. Each director shall hold office for the term for which he or she was elected and until a successor is elected and has qualified, or until his or her earlier death, resignation, removal, or disqualification.
Section 4. Vacancies. Vacancies on the Board resulting from the death, resignation, removal, or disqualification of a director may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum. Vacancies on the Board resulting from newly created directorships may be filled by the affirmative vote of a majority of the directors serving at the time of the increase. Each director so elected to fill a vacancy shall hold office for an indefinite term that expires at the next regular meeting of the shareholders.
Section 5. Meetings. Regular meetings of the Board of Directors shall be held annually immediately after the regular meeting of shareholders and at such other times as may be fixed by resolution of the Board adopted from time to time. Special meetings of the Board of Directors may be called by the Chairman of the Board or by two or more directors.
Section 6. Notice. At least five days' notice shall be given to all directors of the date, time, and place of a special meeting of the Board. The notice may but not need state the purpose of the meeting. No notice is required if the day or date, time, and place of a Board meeting have been provided in a resolution of the Board establishing regular Board meetings or announced at a previous meeting of the Board. Notice of an adjourned meeting need not be given other than by announcement at the meeting at which adjournment is taken. Notice of a meeting may be waived by a director as provided by law.
Section 7. Advance Consent. A director may give advance written consent or opposition to a proposal to be acted on at a Board meeting. If the director is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the

Exhibit 3.2 (Continued)
meeting is substantially the same or has substantially the same effect as the proposal to which the director has consented or objected.
Section 8. Compensation. The directors shall receive such compensation for their services as directors and as members of any committee appointed by the Board as may be prescribed by the Board of Directors and shall be reimbursed by the corporation for ordinary and reasonable expenses incurred in the performance of their duties.
Section 9. Chair of the Board. The Board of Directors may elect from its own number a Chair of the Board. The Chair of the Board, if elected and present, shall preside at all meetings of the Board and of the shareholders, and shall perform such other duties as may be prescribed by the Board.
ARTICLE IV
OFFICERS
Section 1. Principal Officers. The Board of Directors shall elect a Chief Executive Officer and a Chief Financial Officer, neither of whom need be a director. Unless otherwise determined by the Board, and except as heretofore delegated to the Chair of the Board, the Chief Executive Officer shall have the duties of such office as set forth in Minnesota Statutes, Section 302A.305, Subdivision 2, as amended from time to time. Unless otherwise determined by the Board, the Chief Financial Officer shall have the duties of such office as set forth in Minnesota Statutes, Section 302A.305, Subdivision 3, as amended from time to time.
Section 2. Other Officers. The Board may elect or appoint such other officers or agents as it deems necessary for the operation and management of the corporation, each of whom shall have the powers, rights, duties, responsibilities, and terms in office determined by the Board. Unless otherwise provided by the Board, the Chief Executive Officer also may appoint officers other than the President, the Chief Financial Officer, or any other executive officer of the corporation. Any officer so appointed by the Chief Executive Officer shall have the powers, rights, duties, responsibilities, and terms in office determined by the Chief Executive Officer.
Section 3. Multiple Offices. Any number of offices or functions of those offices may be held or exercised by the same person, who may sign documents in more than one capacity if the documents indicate each capacity in which the person signs.
Section 4. Salaries. The salaries of all executive officers of the corporation shall be determined by or under the direction of the Board.
Section 5. Removal. An officer may be removed at any time, with or without cause, by a resolution approved by the affirmative vote of a majority of the directors present. The Chief Executive Officer also may remove any officer other than the President, the Chief Financial Officer, or any other executive officer of the corporation. A removal as described in this Section 5 is without prejudice to any contractual rights of the officer.
ARTICLE V
SHARES
Section 1. Issuance of Shares. The Board of Directors may authorize the issuance of shares of the corporation and rights to purchase shares of the corporation, to the full amount authorized by the Articles of Incorporation, in such amounts, at such times, and upon such terms as may be determined by the Board and permitted by law.
Section 2. Certificated and Uncertificated Shares.
Subdivision 1. The shares of the corporation shall be either certificated shares or uncertificated shares. Each holder of duly issued certificated shares is entitled to a certificate of shares.
Subdivision 2. Certificates for shares of the corporation shall be in such form as the Board of Directors may from time to time prescribe and shall be signed by the President or an Executive Vice President and by the Treasurer or an Assistant Treasurer. If certificates are signed by a transfer agent, acting on behalf of the corporation, and a registrar, the signatures of the officers of the corporation may be facsimile. If a person signs or has a facsimile signature placed upon a certificate while an officer, transfer agent, or registrar of the corporation, the certificate may be issued by the corporation, even if the person has ceased to serve in that capacity before the certificate is issued, with the same effect as if the person had that capacity at the date of its issue.

Exhibit 3.2 (Continued)
Subdivision 3. The corporation may determine that some or all of any or all classes and series of the shares of the corporation will be uncertificated shares. Any such determination shall not apply to shares represented by a certificate until the certificate is surrendered to the corporation.
Section 3. Transfer Agent. The Board of Directors may appoint one or more transfer agents and registrars for the transfer and registration of shares of any class and may require that share certificates shall be countersigned and registered by one or more of such transfer agents and registrars.
Section 4. Transfer of Shares. Shares of the corporation shall be transferable on the books of the corporation only by the holder of record thereof in person or by a duly authorized attorney. In the case of certificated shares, shares shall be transferred only upon surrender and cancellation of certificates for a like number of shares.
Section 5. Lost Certificates. If any certificate for shares of the corporation shall be lost, stolen, or destroyed, the corporation may require such proof of the fact and such indemnity to be given to it and to its transfer agent and registrar, if any, as shall be deemed necessary or advisable by it.
Section 6. Determination of Voting and Other Rights. The Board may fix a date not more than 60 days before the date of any meeting of shareholders or the date for payment of any dividend or other distribution or the date for the allotment of rights or the date when any change or conversion or exchanging of shares shall go into effect, as the date for the determination of the holders of shares entitled to notice of and entitled to vote at the meeting, or entitled to receive payment of any such dividends or other distributions, or entitled to any such allotment of rights, or entitled to exercise the rights in respect of any such change, conversion or exchange of shares, and in such case only shareholders of record on the date so fixed shall be entitled to such notice of and to vote at such meeting, or to receive payment of such dividend or distribution, or to such allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the books of the corporation after any such record date fixed as herein provided.
Section 7. Holder of Record. The corporation shall be entitled to treat the holder of record of any share or shares as the holder thereof in fact and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by law, or as authorized by any procedure established by resolution of the Board of Directors.
ARTICLE VI
MISCELLANEOUS
Section 1. Indemnification. The corporation shall provide indemnification and advances of expenses, including witness reimbursements, to any director or officer of the corporation made or threatened to be made a party to a proceeding, or appearing as a witness in a proceeding, by reason of the former or present official capacity of the person, in such manner, under such circumstances, and to such extent as required or permitted by Minnesota Statues, Section 302A.521, as amended from time to time, or as required or permitted by other provisions of law.
Section 2. Fiscal Year. The Board of Directors may fix, and from time to time change, the fiscal year of the corporation. Unless otherwise fixed by the Board, the calendar year shall be the fiscal year.
Section 3. Seal. The corporation shall have no seal, and the affixing of a seal shall not be essential to the execution of any document or instrument by or on behalf of the corporation.
Section 4. Execution of Instruments. The Chief Executive Officer, the President, any Vice President, or any other person or persons designated by the Board of Directors, may sign and deliver in the name of the corporation any deeds, mortgages, bonds, contracts, or other instruments pertaining to the business and affairs of the corporation, except in cases in which the authority to sign and deliver is required by the law to be exercised by another person or is expressly delegated by the Articles of Incorporation or these Bylaws or by the Board of Directors to some other officer or agent of the corporation.